As filed with the Securities and Exchange Commission on May 27, 2003

Registration No. 333-105273

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHEAST UTILITIES

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2147929
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

174 Brush Hill Avenue

West Springfield, Massachusetts 01090-2010

413-785-5871

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Gregory B. Butler, Esq.

Vice President, Secretary and General Counsel

Northeast Utilities Service Company

107 Selden Street

Berlin, Connecticut 06037

(860) 665-5000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

With Copies To:

Jeffrey C. Miller, Esq.	David P. Falck, Esq.
Assistant General Counsel	Pillsbury Winthrop LLP
Northeast Utilities Service Company	One Battery Park Plaza
107 Selden Street	New York, NY 10004-1490
Berlin, CT 06037

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and from time to time thereafter.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price*	Amount Of Registration Fee**

Senior Notes	$150,000,000	100%	$150,000,000	$12,135

*	Estimated solely for purposes of calculating the registration fee.
**	Registration Fee previously paid with filing of Registration Statement on Form S-3 on May 15, 2003.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 27, 2003

PROSPECTUS

NORTHEAST UTILITIES

$150,000,000

SENIOR NOTES

Northeast Utilities intends to offer from time to time in one or more series up to $150,000,000 of its senior unsecured debt securities (the “Senior Notes”). This Prospectus provides you with a general description of the Senior Notes.

When a particular series of Senior Notes is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Senior Notes (each such supplement, a “Prospectus Supplement”). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Senior Notes. This Prospectus may not be used to sell any of the Senior Notes unless accompanied by a Prospectus Supplement.

Unless otherwise indicated in a related Prospectus Supplement, the Senior Notes will not be listed on a national securities exchange or on the Nasdaq stock market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer the Senior Notes directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Senior Notes. “Plan of Distribution” below also provides more information on this topic.

The date of this Prospectus is                 , 2003.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission’s rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

We are subject to the informational requirements of the Securities Act of l934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the Company with the Commission, at the Commission’s Public Reference Room at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 You may obtain information on the operation of the Commission’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission’s Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2002, on our website at http://www.nu.com. The information on this Website is not a part of this Prospectus.

You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the Senior Notes:

—	Annual Report on Form 10-K for the year ended December 31, 2002;

—	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

—	Current Report on Form 8-K dated May 14, 2003.

We will provide to each person, including any beneficial owner of Senior Notes, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Randy A. Shoop

Assistant Treasurer—Finance

Northeast Utilities Service Company

107 Selden Street

Berlin, Connecticut 06037

(860) 665-3258

FORWARD-LOOKING STATEMENTS

We make statements in this Prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, estimated, projection, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by the following important factors that could cause our actual results to differ materially from those contained in our forward-looking statements.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, operation of nuclear power facilities, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).

Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail and wholesale customers, pricing and transportation of commodities, market demand for energy from plants or facilities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions, competition for new energy development opportunities, and legal and administrative proceedings (whether civil or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we have filed with the Commission utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell the Senior Notes in one or more offerings with a maximum aggregate offering price of up to $150,000,000.

This Prospectus provides you with a general description of the Senior Notes. Each time we sell the Senior Notes, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in the Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

NORTHEAST UTILITIES

Northeast Utilities (the “Company”) is a holding company for a number of companies comprising the Northeast Utilities system and is not itself an operating company. Through The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company (each a direct or indirect wholly owned subsidiary of ours), we provide retail electric service to over 1.8 million customers in Connecticut, New Hampshire and western Massachusetts and natural gas to approximately 191,000 customers in Connecticut. We also have a number of unregulated subsidiaries which provide energy management and marketing and other energy related services, and we are one of the largest competitive energy suppliers in New England.

Our principal executive offices are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01089, telephone number (413) 785-5871. Our general business offices are located at 107 Selden Street, Berlin, Connecticut 06037, telephone number (860) 665-5000.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the three months ended March 31, 2003 and for each of the years ended December 31, 1998 through 2002 are as follows:

	Three Months Ended March 31, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
	(unaudited)
Ratio of Earnings to Fixed Charges(1)	2.50x	1.80x	2.49x	2.10x	1.45x	0.55x	(2)

(1)	For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, adjusted for income taxes, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest, and dividend payments on preferred stock.
(2)	There is less than a one-to-one ratio in this year. The amount of the deficiency in 1998 was $143,934,000.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes will be used to (i) refinance short-term debt used to finance our competitive businesses and incurred at a variable interest rate of LIBOR plus a margin of 0.85%, under a revolving credit agreement which matures on November 11, 2003, (ii) invest in our competitive subsidiaries to enable them to refinance their respective short-term debt, and (iii) other general corporate purposes.

DESCRIPTION OF THE SENIOR NOTES

General.    The following description sets forth certain general terms and provisions of the Senior Notes to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Senior Note Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Senior Notes offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Notes so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Senior Note Indenture. Capitalized terms not defined herein have the meanings given to them in the Senior Note Indenture.

The Senior Notes will be issued under an indenture (the “Senior Note Indenture”), between us and The Bank of New York, a New York banking corporation, as trustee (the “Senior Note Trustee”) dated as of April 1, 2002, as amended and supplemented.

The Senior Notes will be our senior unsecured debt securities and will rate equally with all of our other unsecured and unsubordinated debt. There is no requirement under the Senior Note Indenture that future issues of our debt securities be issued under the Senior Note Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of such other debt securities.

The Senior Note Indenture does not limit the aggregate principal amount of the Senior Notes that may be issued thereunder. The Senior Note Indenture provides that the Senior Notes will be issued in one or more series as notes or debentures. The Senior Notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Senior Notes will specify:

•	the designation and aggregate principal amount of such Senior Notes;

•	the date or dates on which such Senior Notes will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on such Senior Notes, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payments of interest;

•	any redemption terms;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Senior Notes may be repaid, in whole or in part, at our option;

•	the place or places, if any, in addition to or in the place of our office or the office of the Senior Note Trustee, where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable and where notices to the Company shall be sent; and

•	other specific terms applicable to such Senior Notes. (Section 301)

Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof. (Section 301)

Unless otherwise indicated in the applicable Prospectus Supplement or as below described under “Limitation on Liens” and “Sale and Leaseback Transactions”, there are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem, or permit the Holders of the Senior Notes to cause a redemption of, the Senior Notes or that otherwise protect the Holders of the Senior Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of us.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends to us, repurchase shares of their common stock from us or repay loans or advances made by us to them. Our subsidiaries are prohibited by the Public Utility Holding Company Act of 1935 from lending money to us, indemnifying our creditors or guaranteeing our obligations. Holders of the Senior Notes will generally have a junior position to claims of any holders of preferred stock and creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders. In addition to trade debt, our subsidiaries have ongoing corporate debt programs used to finance their business activities. As of March 31, 2003, our subsidiaries had approximately $2.1 billion of outstanding debt for borrowed money, which includes long-term debt (including $32.8 million due within one year) and short-term debt but does not include trade debt, capital leases or power purchase obligations, approximately $116.2 million of outstanding preferred stock and approximately $1.9 billion of rate reduction bonds. Unless otherwise specified in a Prospectus Supplement, the Supplemental Indentures will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Registration, Transfer, Exchange and Form.    Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 305)

Unless otherwise indicated in the applicable Prospectus Supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer) at the office or agency maintained for such purpose with respect to any series of Senior Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. (Section 305)

In the event of any redemption of Senior Notes of any series, we will not be required to exchange, or register the transfer of, any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 305)

Book-Entry Only System.    Each series of Senior Notes may be issued in the form of one or more global notes (the “Global Notes”) representing all or part of such series of Senior Notes and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Senior Note Indenture (the “Depositary”) and registered in the name of the Depositary or nominee of the Depositary. Certificated Senior Notes will not be exchangeable for Global Notes and, except under the circumstances described below, the Global Notes will not be exchangeable for certificated Senior Notes.

The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The Rules applicable to the Depositary and its Participants are on file with the Commission.

Upon the issuance of the Global Notes in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes represented by the Global

Notes to the accounts of Participants. The accounts to be credited shall be designated by the underwriters or other purchasers of the Global Notes. Ownership of beneficial interests in the Global Notes will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in the Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee. Ownership of beneficial interests in the Global Notes by persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participant. Owners of beneficial interests in the Global Notes will not receive written confirmation from the Depositary of their purchases, but they are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which they purchased beneficial interests in the Global Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

So long as the Depositary, or its nominee, is the registered owner of the Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes represented by the Global Notes for all purposes under the Senior Note Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owner or Holders thereof under the Senior Note Indenture.

Payment of principal of, premium, if any, and any interest on the Senior Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Notes representing the Senior Notes. None of the Company, the Senior Note Trustee, any paying agent or the registrar for the Senior Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Notes, the Depositary will credit immediately Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participants.

The Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. If (1) the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default, we will issue certificated notes in definitive registered form in exchange for the Global Notes representing the Senior Notes. In addition, we may at any time and in our sole discretion determine not to have any Senior Notes in registered form represented by one or more global notes and, in such event, will issue certificated notes in definitive form in exchange for the Global Notes representing the Senior Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of certificated Senior Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such certificated notes registered in its name. (Section 311)

Paying Agents.    We will maintain an office or agency where Senior Notes may be presented or surrendered for payment. We will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time we shall fail to maintain any such required office or agency or shall fail to furnish the Senior Note Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Senior Note Trustee, and, in such event, the Senior Note Trustee shall act as our agent to receive all such presentations and surrenders. (Section 1002)

All monies paid by us to a paying agent for the payment of principal of, interest or premium, if any, on any Senior Note which remains unclaimed at the end of two years after any such principal, interest or premium shall have become due and payable will be repaid to us at our request and the Holder of such Senior Note will thereafter look only to us for payment thereof as an unsecured general creditor. (Section 1003)

Consolidation, Merger, Conveyance, Sale or Transfer.    Nothing contained in the Senior Note Indenture prevents us from consolidating with or merging into another corporation or conveying, selling or otherwise transferring our properties and assets substantially as an entirety to any Person, provided that:

•	the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance, sale or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by an indenture supplemental thereto, executed and delivered to the Senior Note Trustee, in form satisfactory to the Senior Note Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on our part to be performed or observed; and

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall also be required to deliver to the Senior Note Trustee certificates and opinions stating that such consolidation, merger, conveyance, sale or transfer comply with the Senior Note Indenture and all relevant conditions precedent have been satisfied. (Section 801)

Limitation on Liens.    Nothing contained in the Senior Note Indenture or in the Senior Notes in any way restricts or prevents the Company or any of its subsidiaries from incurring any indebtedness; provided that if this covenant is made applicable to the Senior Notes of any particular series, the Company will not issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any notes, bonds, debentures or other evidences of indebtedness for money borrowed (“Debt”) secured by a mortgage, lien, pledge, security interest or other encumbrance (“Lien”) upon any property of the Company, including the capital stock of any of its subsidiaries, without effectively providing that the outstanding Senior Notes (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Senior Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured (provided that for purposes of providing such equal and ratable security, the principal amount of outstanding Senior Notes of any series will be such portion of the principal amount as may be specified in the terms of such series). This restriction will not, however, apply to

•	Liens in existence on the date of the original issue of the Senior Notes to which this restriction is made applicable, including, without limitation, “stock forward” transactions;

•	Liens created solely for the purpose of securing Debt incurred to finance, refinance or refund the purchase price or cost (including the cost of construction) of property acquired after the date hereof (by purchase, construction or otherwise), or Liens in favor of guarantors of obligations or Debt representing, or incurred to finance, refinance or refund, such purchase price or cost, provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon and provided further that such Liens are created no later than 24 months after the purchase or construction;

•

Liens on any property or assets acquired from a corporation which is merged with or into the Company, which Liens are not created as a result of or in connection with or in anticipation of any such merger

(unless such Liens were created to secure or provide for the payment of any part of the purchase price of such corporation);

•	any Lien on any property or assets existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); or

•	any extension, renewal or replacement of any Lien referred to in the foregoing clauses, provided that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company may issue or assume Debt secured by Liens on cash of the Company which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which does not at the time of issuance or assumption exceed $100 million. The following types of transactions shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit the Company to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments to the Company by such governmental unit pursuant to the provisions of any contract or statute; and share forwards with respect to shares of the Company accounted for as equity transactions under applicable FASB guidelines wherein the shares collateralize the forward repayment obligation. (Section 1007)

Sale and Leaseback Transactions.    If this covenant is made applicable to the Senior Notes of any series, the Company will not enter into any Sale and Leaseback Transaction unless either:

•	the Company would be entitled pursuant to the “Limitation on Liens” covenant above to create Debt secured by a Lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Senior Notes being effectively secured equally and ratably with (or prior to) that Debt; or

•	the Company, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two trustees of the Company) to:

•	the retirement of long-term indebtedness of the Company ranking prior to or on a parity with the Senior Notes or

•	the investment in any property used in the ordinary course of business by the Company.

“Attributable Value” means, as to any particular lease under which the Company is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by the Company in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

“Sale and Leaseback Transaction” means any transaction or series of related transactions relating to property now owned or hereafter acquired by the Company whereby the Company transfers the property to a person and the Company leases it from that person for a period, including renewals, in excess of 36 months. (Section 1012)

Modification of the Senior Note Indenture.    The Senior Note Indenture contains provisions permitting us and the Senior Note Trustee, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, of all series affected by the modification (voting as one class), to modify the Senior Note Indenture or any supplemental indenture or the rights of the Holders of the Senior Notes of such series; provided that no such modification shall without the consent of the Holders of each outstanding Senior Note affected thereby:

•	change the date upon which the principal of or the interest on any Senior Note is due and payable;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change any place of payment where, or the currency in which, any Senior Note or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the date such payment is due (or, in the case of redemption, on or after the date fixed for such redemption);

•	reduce the aforesaid percentage of Senior Notes, the consent of the Holders of which is required for any modification of the applicable supplemental indenture or for waiver by the Holders of certain of their rights; or

•	modify certain provisions of the Senior Note Indenture. (Section 902)

The Senior Note Indenture also contains provisions permitting us and the Senior Note Trustee to amend the Senior Note Indenture in certain circumstances without the consent of the Holders of any Senior Notes to evidence the succession of another Person to us, the replacement of the Senior Note Trustee and for certain other purposes, including to cure any ambiguity or defect, or correct any inconsistency, in the Senior Note Indenture, or to add or change any other provisions with respect to matters or questions arising under the Senior Note Indenture or the Senior Notes, provided such changes or additions shall not adversely affect the interests of the Holders of any series of the Senior Notes in any material respect, or involve a change requiring the consent of the Holders of the Senior Notes described in the preceding paragraph. (Section 901)

Events of Default.    An Event of Default with respect to the Senior Notes is defined in the Senior Note Indenture as being:

•	failure to pay any interest on the Senior Notes and continuance of such failure for 30 days;

•	failure to pay the principal (or premium, if any), including the payment of principal (or premium, if any) when due pursuant to any redemption provision of the Senior Notes and continuance of such failure for three days;

•	failure to pay any sinking fund installment, if any, pursuant to the terms of the Senior Notes, and continuance of such failure for a period of three days;

•	default in the performance, or breach, of any covenant or warranty of ours in the Senior Note Indenture (other than certain covenants or warranties a default in whose performance or whose breach is specifically dealt with elsewhere in the Senior Note Indenture or which has been expressly included in the Senior Note Indenture solely for the benefit of any series of Senior Notes other than that series) and continuance of such default or breach for a period of 90 days after written notice is given to us by the Senior Note Trustee or to us and the Senior Note Trustee by the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving us. (Section 501)

We will be required to file with the Senior Note Trustee annually an officers’ certificate as to the existence or absence of default in performance of certain covenants in the Senior Note Indenture. (Section 1008) The

Senior Note Indenture provides that the Senior Note Trustee may withhold notice to the Holders of the Senior Notes of any default (except in payment of principal of (or premium, if any), or interest, if any, on, the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes) if the Senior Note Trustee in good faith determines that it is in the interest of the Holders of the Senior Notes to do so. (Section 602) The Senior Note Indenture provides that, if an Event of Default due to the default in payment of principal of (or premium, if any) or interest on the Senior Notes or in the payment of any sinking fund installment with respect to the Senior Notes, or due to the default in the performance or breach of any covenant or warranty in the Senior Note Indenture by us shall have happened and be continuing, either the Senior Note Trustee or the Holders of 33% or more in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all the Senior Notes to be due and payable immediately, but if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the Holders of a majority in aggregate principal amount of the Senior Notes. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization has occurred and is continuing, the principal amount of all the Senior Notes shall be immediately due and payable, without any act of either the Senior Note Trustee or the Holders. (Sections 502 and 513)

Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Note Trustee, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the Senior Notes, unless such Holders shall have offered to the Senior Note Trustee reasonable indemnity. (Section 603)

Subject to such provision for indemnification, the Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee with respect to the Senior Notes, provided, however, that if an Event of Default shall have occurred and be continuing with respect to less than all of the series of Senior Notes, the Holders of a majority in aggregate principal amount of the Senior Notes of all such series, considered as one class, shall have the right to make such direction, and provided that the Senior Note Trustee shall have the right to decline to follow any such direction if the Senior Note Trustee shall determine that the action so directed conflicts with any law or the provisions of the Senior Note Indenture or if the Senior Note Trustee shall determine that such action would subject the Senior Note Trustee to personal liability or expense for which reasonable indemnity has not been provided. (Section 512)

Defeasance.    We, at our option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except for certain obligations to register the transfer or exchange of Senior Notes, replace destroyed, stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Senior Note Indenture described under “—Consolidation, Merger, Conveyance, Sale or Transfer” and “—Limitation of Liens” or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, if:

•	We irrevocably deposit with the Senior Note Trustee, in trust, (a) money or (b) in certain cases,

—	U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money; or

—	a combination thereof, in each case sufficient to pay and discharge

•	the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest, if any, on the outstanding Senior Notes on the dates such payments are due, in accordance with the terms of the Senior Notes, or to and including the redemption date irrevocably designated by us and

•	any mandatory sinking fund payments applicable to the Senior Notes on the day on which payments are due and payable in accordance with the terms of the Senior Note Indenture and of the Senior Notes;

•	no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

•	we deliver to the Senior Note Trustee an opinion of counsel to the effect

—	that the Holders of the Senior Notes will not recognize income, gain, loss or expense for Federal income tax purposes as a result of such deposit and defeasance of certain obligations;

—	that such provision would not cause any outstanding Senior Notes then listed on any national securities exchange to be delisted as a result thereof; and

—	that the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940; and

•	we have delivered to the Senior Note Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to the satisfaction and discharge of the Senior Notes have been complied with. (Sections 403 and 1009)

Discharged means, with respect to the Senior Notes of any series, the discharge of the entire indebtedness represented by, and obligations of ours under, the Senior Notes of such series and in the satisfaction of all the obligations of ours under the Senior Note Indenture relating to the Senior Notes of such series, except:

•	the rights of Holders of the Senior Notes of such series to receive, from the trust fund established pursuant to the Senior Note Indenture, payment of the principal of and interest and premium, if any, on the Senior Notes of such series when such payments are due;

•	our obligations with respect to the Senior Notes of such series with respect to registration, transfer, exchange and maintenance of a place of payment; and

•	the rights, powers, trusts, duties, protections and immunities of the Senior Note Trustee under the Senior Note Indenture. (Section 101)

U.S. Government Obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of a holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 101)

Resignation or Removal of Senior Note Trustee.    The Senior Note Trustee may resign at any time upon written notice to us, and such resignation will take effect immediately upon the appointment of a successor Senior Note Trustee. (Sections 610 and 611)

The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the Senior Note Trustee and us and signed by the Holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, under certain circumstances, we may remove the Senior Note Trustee upon notice to the Holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 610)

No Recourse Against Others.    The Senior Note Indenture provides that no recourse for the payment of the principal of or any premium or interest on any Senior Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours, contained in the

Senior Note Indenture or in any supplemental indenture, or in any Senior Note, or because of the creation of any indebtedness represented thereby, will be had against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of ours or any successor corporation, either directly or through us or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is expressly waived and released as a condition of, and in consideration for, the execution of the Senior Note Indenture and the issuance of the Senior Notes. (Section 114) Such waiver may not be effective to waive liabilities under the Federal securities laws and we understand that it is the view of the Commission that such a waiver is against public policy.

Concerning the Senior Note Trustee.    The Senior Note Trustee under the Senior Note Indenture, and affiliates of the Senior Note Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the Senior Note Trustee is a lending party to two of our system revolving credit facilities with total commitment amounts under each facility of $32 million and $27 million.

LEGAL OPINIONS

Legal opinions relating to the validity of the Senior Notes will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate for the Company, and Pillsbury Winthrop LLP, New York, New York 10004-1490, counsel for any underwriters, agents or dealers.

EXPERTS

The consolidated financial statements and the related financial statement schedules, as of and for the years ended December 31, 2002 and 2001, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which express an unqualified opinion and include explanatory paragraphs with respect to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001, and its adoption in 2002 of Emerging Issues Task Force Issue 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” and SFAS No. 142, “Goodwill and Other Intangible Assets”), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, comprehensive income, shareholders’ equity, cash flows and income taxes for the year ended December 31, 2000, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorporated herein by reference, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Arthur Andersen LLP expressed an unqualified opinion on those financial statements in their report for that year. Arthur Andersen LLP, who has ceased operations, has not consented to the inclusion of their report in connection with this Prospectus and was not involved in reviewing the materials contained herein. As such, the ability of potential investors to recover against Arthur Andersen LLP for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein may be limited.

With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002, which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PLAN OF DISTRIBUTION

We may sell the Senior Notes offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of the Senior Notes of any series.

If we use any underwriters in the sale of Senior Notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Senior Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the Senior Notes offered in the Prospectus Supplement if any are purchased.

If any of the Senior Notes are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Senior Notes. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of such transactions.

The Senior Notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Senior Notes are sold by us for public offering and sale may make a market in such Senior Notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Senior Notes.

In connection with the sale of the Senior Notes, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Senior Notes may be, deemed to be underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters or agents and their associates may engage in transactions (including the extension of credit) with, or perform services for, us and our affiliates in the ordinary course of business.

We are currently contemplating issuing up to $125 million of Senior Notes in an underwritten offering shortly after the registration statement containing this Prospectus is declared effective by the SEC. The general terms of the Senior Notes are described in this Prospectus under “Description of the Senior Notes”. We have not finally determined the timing or terms of such an offering. Morgan Stanley & Co. Incorporated will be the book-running manager in connection with the offering. Other underwriters are expected to include Barclays Capital Inc., J.P. Morgan Securities Inc., Fleet Securities, Inc. and The Royal Bank of Scotland plc. Total underwriters’ compensation to be paid by us is not expected to exceed 0.6% of the principal amount of the Senior Notes to be sold. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of the new Senior Notes is expected to be five years. We expect that the use of the proceeds from this offering will be to refund short-term debt incurred to finance our competitive businesses and other general corporate purposes. Other terms will be reflected in a prospectus supplement that will be filed with the SEC if and when we decide to proceed with any such offering.

Our Declaration of Trust provides that none of our shareholders shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise, under any contract, obligation or undertaking made, entered into or issued by our trustees or by any officer, agent or representative elected or appointed by our trustees and no such contract, obligation or undertaking shall be enforceable against our trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against our trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing fee for Registration Statement	$6,149	*
Printing costs	10,000
Accounting Fees	32,000
Fees and expenses of Senior Note Trustee	10,000
Fees of rating agencies	66,250
Reimbursement of underwriters’ expenses and counsel fees in connection with qualification or registration of the Senior Notes under state securities or “blue sky” laws	2,000
Counsel Fees	75,000
Miscellaneous and incidental expenses, including travel, telephone, copying, postage	5,000

Total	$206,399

*	Actual Amount

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 34 of the Declaration of Trust of the Company provides that the Trustees, officers, agents or any other representative elected or appointed pursuant to any provision thereof shall not be liable for any act or default on the part of any co-Trustee, or other officer or agent, or for having permitted any co-Trustee or other officer or agent to receive or retain any money or property receivable by the Trustees under the Declaration of Trust, or for errors of judgment in exercising or failing to exercise any of the powers or discretions conferred upon or resting upon him, or for any loss arising out of any investment, or for failure to sue for or to collect any moneys or property belonging to the trust estate, or for any act or omission to act, performed or omitted by him in good faith in the execution of the trusts created under the Declaration of Trust. Each Trustee and every such officer, agent or representative shall be answerable and accountable only for his own receipts and for his own willful acts, neglects and defaults constituting a breach of trust knowingly and intentionally committed by him in bad faith, and not for those of any other, or of any bank, trust company, broker, attorney, auctioneer or other person with whom or into whose hands any property forming part of the trust estate may be deposited or come, or by whom any action relating to the trusts created under the Declaration of Trust may be taken or omitted to be taken; nor shall any Trustee or any such officer, agent or representative be liable or accountable for any defect in title, or for failing to transfer to or vest in the Trustees title to any property or effects for the time being subject to any of the trusts of these presents, or intended or believed to be so subject, or for failing to take out or maintain any or sufficient insurance or for liens or encumbrances upon any such property or effects, or for lack of genuineness or for invalidity of the shares, bonds or other obligations or instruments forming part of or relating to the trust estate, or for any loss, or otherwise, unless the same shall happen through his own willful act, neglect or default constituting a breach of trust knowingly and intentionally committed by him in bad faith; and the Trustees and each of them and each such officer, agent or representative shall be entitled out of the trust estate to reimbursement for their or his reasonable expenses and outlays and to be put in funds and exonerated and indemnified to their or his reasonable satisfaction from time to time, against any and all loss, costs, expense and liability incurred or to be incurred by them or him in the execution of the trusts created under the Declaration of Trust; and no Trustee, however appointed, shall be obliged to give any bond or surety or other security for the performance of any of his duties in the said trusts.

In addition, and without limiting the protection afforded to them, no Trustee, officer, agent or representative shall be liable for monetary damages for breach of fiduciary duty as a Trustee, officer, agent or representative, notwithstanding any provision of law imposing such liability; provided, however, that the provisions of this paragraph shall not be deemed to eliminate or limit any liability which such Trustee, officer, agent or representative would otherwise have under the provisions of the declaration (1) for any breach of such person’s duty of loyalty to the association or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which such person derived an improper personal benefit.

Article 34 of the Declaration of Trust of the Company also provides that the Company shall indemnify each of its Trustees and officers against all losses, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee or officer, except with respect to any matters as to which such person shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his acting was in the best interests of the Company. The Declaration of Trust provides, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless a determination is made that indemnification of the Trustee or officer is proper under the circumstances because such Trustee or officer acted in good faith in the reasonable belief that his acting was in the best interest of the association. Such determination shall be made (1) by the Board of Trustees by a majority vote of a quorum consisting of Trustees who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, such a quorum so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

In performing his duties, any such Trustee or officer who acts in good faith shall be fully protected in relying upon the books of account of the association or of another organization in which he serves as contemplated by the Declaration of Trust, reports, opinions and advice to the association or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care or upon other records of the association or of such other organization.

Expenses incurred by any Trustee or officer with respect to any action, suit or proceeding as described above may be paid or advanced by the association prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Trustee or officer to repay such amount if upon final disposition thereof he shall not be entitled to indemnification.

The rights of indemnification hereby provided shall not be exclusive of or affect any other right to which any Trustee or officer may be entitled and all such rights shall inure to the benefit of his heirs, executors, administrators and other legal representatives. Such other rights shall include the powers, immunities and rights of reimbursement which would be allowable under the laws of the Commonwealth of Massachusetts where the association of business corporation organized under such laws. The Company also maintains an insurance policy that insures its Trustees and officers against certain liabilities.

ITEM 16.    EXHIBITS

Exhibit No.	Description

*1	Form of Underwriting Agreement for the Senior Notes.

4.1

Declaration of Trust of Northeast Utilities, as amended through May 24, 1988 (incorporated herein by reference to Exhibit 3.1.1 to the Northeast Utilities Annual Report on Form 10-K for the year ended December 31, 1988).

4.2	Form of Indenture dated April 1, 2001 (incorporated herein by reference to Exhibit A-3 to Rule 24 Certificate (35-CERT) filed April 16, 2002, File No.70-9535)

*4.3	Form of Second Supplemental Indenture

*5	Opinion of Jeffrey C. Miller regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.

15	Letter of Deloitte & Touche LLP to Northeast Utilities re: unaudited interim financial information.

*15.1	Letter of Deloitte & Touche LLP to Northeast Utilities re: unaudited interim financial information dated May 27, 2003.

23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).

*23.3	Consent of Deloitte & Touche LLP dated May 27, 2003.

24	Powers of Attorney (included on the signature page of this Registration Statement).

*25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Senior Note Trustee, under the Senior Note Indenture.

*99	Form of Preliminary Prospectus Supplement

*	Filed herewith; all other exhibits not incorporated by reference were previously filed with the Registration Statement.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b); if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Berlin, State of Connecticut, on May 27, 2003.

NORTHEAST UTILITIES (REGISTRANT)

By:	/s/ JOHN H. FORSGREN
John H. Forsgren Vice Chairman, Executive Vice President and Chief Financial Officer and a Trustee

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL G. MORRIS* Michael G. Morris	Chairman of the Board, President and Chief Executive Officer and a Trustee	May 27, 2003

/s/ JOHN H. FORSGREN John H. Forsgren	Vice Chairman, Executive Vice President and Chief Financial Officer and a Trustee	May 27, 2003

/s/ JOHN P. STACK* John P. Stack	Vice President—Accounting and Controller	May 27, 2003

/s/ RICHARD H. BOOTH* Richard H. Booth	Trustee	May 27, 2003

/s/ COTTON M. CLEVELAND* Cotton M. Cleveland	Trustee	May 27, 2003

/s/ SANFORD CLOUD, JR.* Sanford Cloud, Jr.	Trustee	May 27, 2003

/s/ JAMES F. CORDES* James F. Cordes	Trustee	May 27, 2003

/s/ E. GAIL DE PLANQUE* E. Gail de Planque	Trustee	May 27, 2003

John G. Graham	Trustee	May 27, 2003

/s/ ELIZABETH T. KENNAN* Elizabeth T. Kennan	Trustee	May 27, 2003

Signature	Title	Date

/s/ ROBERT E. PATRICELLI* Robert E. Patricelli	Trustee	May 27, 2003

/s/ JOHN F. SWOPE* John F. Swope	Trustee	May 27, 2003

/s/ GREGORY B. BUTLER Attorney-in-fact		May 27, 2003

EXHIBIT INDEX

Exhibit No.	Description

*1	Form of Underwriting Agreement for the Senior Notes.

4.1

Declaration of Trust of Northeast Utilities, as amended through May 24, 1988 (incorporated herein by reference to Exhibit 3.1.1 to the Northeast Utilities Annual Report on Form 10-K for the year ended December 31, 1988).

4.2	Indenture dated April 1, 2001 (incorporated herein by reference to Exhibit A-3 to Rule 24 Certificate (35-CERT) filed April 16, 2002, File No.70-9535)

*4.3	Form of Second Supplemental Indenture

*5	Opinion of Jeffrey C. Miller regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.

15	Letter of Deloitte & Touche LLP to Northeast Utilities re: unaudited interim financial information.

*15.1	Letter of Deloitte & Touche LLP to Northeast Utilities re: unaudited interim financial information dated May 27, 2003.

23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).

*23.3	Consent of Deloitte & Touche LLP dated May 27, 2003.

24	Powers of Attorney (included on the signature page of the Registration Statement on Form S-3).

*25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Senior Note Trustee, under the Senior Note Indenture.

*99	Form of Preliminary Prospectus Supplement

*	Filed herewith; all other exhibits not incorporated by reference were previously filed with the Registration Statement.